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                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
CUISINE SOLUTIONS, INC.:


We consent to the incorporation by reference in the registration statements, (Nos. 33-60614 and 33-60616) on Form S-8 of Cuisine Solutions, Inc.of our report dated September 4, 1998, relating to the consolidated balance sheets of Cuisine Solutions, Inc. and subsidiaries as of June 27, 1998 and June 28, 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the three years then ended, and related schedule, which report appears in the June 27, 1998 annual report on Form 10-K of Cuisine Solutions, Inc.

Our report dated September 4, 1998 refers to a change in accounting method for certain inventory costs effective June 25, 1995.


                                                   KPMG Peat Marwick LLP



Washington, D.C.
September 23, 1998